Exhibit 99.2

COMMUNITY FINANCIAL CORPORATION

Certification of Principal Financial Officer Pursuant to 31 CFR § 30.15

I, R. Jerry Giles, the Chief Financial Officer of Community Financial Corporation (the “Company”) certify, based on my knowledge, that:

(i)           The Company’s Compensation Committee has discussed, reviewed, and evaluated with senior risk officers once during any part of the most recently completed fiscal year that was a TARP period (due to an administrative error one additional meeting was not held during the fiscal year), the senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to the Company;

(ii)           The Company’s Compensation Committee has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company and has identified any features of the employee compensation plans that pose risks to the Company and has limited those features to ensure that the Company is not unnecessarily exposed to risks;

(iii)           The Company’s Compensation Committee has reviewed once during any part of the most recently completed fiscal year that was a TARP period (due to an administrative error one additional meeting was not held during the fiscal year), the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee and has limited any such features;

(iv)           The Company’s Compensation Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)           The Company’s Compensation Committee will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

(A)           SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(B)           Employee compensation plans that unnecessarily expose the Company to risks; and

(C)           Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi)           The Company has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period, to the extent required by the regulations and guidance established under section 111 of EESA, if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)           The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii)           The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix)           The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)           The Company will permit a non-binding stockholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi)           The Company will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii)           The Company will disclose whether the Company, the board of directors of the Company, or the Company’s Compensation Committee has engaged a compensation consultant during any part of the most recently completed fiscal year that was a TARP period; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)           The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv)           The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv)           The Company has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year (2012), with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi)           I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.  (See, for example 18 USC 1001).

Date: June 24, 2011	By:	/s/ R. Jerry Giles
R. Jerry Giles
Principal Financial Officer